FORM 3
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                  _________

        [X] INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
      PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
            OR SECTION 30(h) of the INVESTMENT COMPANY ACT OF 1940



                     Name and Address of Reporting Person*
                     ------------------------------------
                              Daniel J. Crose
                              400 East Spring Street
                              Bluffton, IN  46714

                      Date of Event Requiring Statement
                              (Month/Day/Year)
                      ---------------------------------
                                   04/25/03


       IRS or Social Security Number of Reporting Person (Voluntary)
       -------------------------------------------------------------



                   Issuer Name and Ticker or Trading Symbol
                   ----------------------------------------
                     Franklin Electric Co., Inc.  (FELE)


               Relationship of Reporting Person(s) to Issuer
                          (Check all Applicable)
                           --------------------
            Director                                 10% Owner
    -----                                     -----

      X     Officer (Vice President)                 Other (Specify Below)
    -----                                     -----


                      If Amendment, Date of Original
                             (Month/Day/Year)
                      ------------------------------


                       Individual or Joint/Group Filing
                           (Check Applicable Line)
                            ---------------------
      X    Filed by One Reporting Person
    -----
           Filed by More Than One Reporting Person
    -----

Table I  Non-Derivative Securities Beneficially Owned
-----------------------------------------------------------------------------------------------------------
   1               2              3              4
Title of       Amount of      Ownership      Nature of
Security       Securities     Form: Direct   Indirect
(Instr.4)      Benficially    (D) or         Beneficial
               Owned          Indirect (I)   Ownership
               (Instr.4)      (Instr.5)      (Instr.5)
-----------------------------------------------------------------------------------------------------------
Common Stock   258            I              401k<F1>
Common Stock   209            I              ESOP<F2>


-----------------------------------------------------------------------------------------------------------

Table II  Derivative Securities Beneficially Owned
(Puts, Calls, Warrants, Options, Convertible Securities)
-----------------------------------------------------------------------------------------------------------------------------------
  1                                2                     3                    4              5                6
Title of                        Date Exer-         Title & Amount           Conver-       Own-            Nature
Derivative                      cisable and        of Securities            sion or       ership:         of Indirect
Security                        Expiration         Underlying               Exercise      Form of         Beneficial
(Instr.4)                       Date               Derivative               Price of      Deriv-          Ownership
                                (M/D/Y)            Security                 Derivative    ative           (Instr.5)
                                                   (Instr.4)                Security      Security:
                                                                                          Direct
                                                                                          (D) or
                                                               Amount or                  Indirect
                              Date     Expira-                 Number                     (I)
                              Exer-    tion                    of                         (Instr.5)
                              cisable  Date      Title         Shares
-----------------------------------------------------------------------------------------------------------------------------------
Option (Right to Buy)<F3>              11/1/11   Common Stock  10000        $38.795       D
Option (Right to Buy)<F4>              12/13/12  Common Stock  15000        $48.150       D


-----------------------------------------------------------------------------------------------------------------------------------









/s/ By: Daniel J. Crose                                                     April 25, 2003
------------------------------------------------------------              -----------------
           Signature of Reporting Person                                       Date




NOTES
-----

<F1> Holdings within the Franklin Electric Directed Investment Salary Plan
     ("401k Plan") Trust. The information reported herein is based on a plan statement reporting April 25, 2003 holdings under the 401k Plan.
<F2> Allocation of shares under the Franklin Electric Co., Inc. Employee Stock
     Ownership Plan Trust ("ESOP"). The information reported herein was provided by the trustee for holdings as of March 31, 2003.
<F3> Option grant under the Franklin Electric Co., Inc. 1996 Employee Stock
     Option Plan. The reported securities vest on a schedule of 1/5 per year beginning on 11/1/02.
<F4> Option grant under the Franklin Electric Co., Inc. 1996 Employee Stock
     Option Plan. The reported securities vest on a schedule of 1/5 per year beginning on 12/13/03.

























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